Case No. CV-C-09-544
Department 2

IN THE DISTRICT COURT OF THE FOURTH JUDICIAL DISTRICT
OF THE STATE OF NEVADA, IN AND FOR THE COUNTY OF ELKO

QUEENSTAKE RESOURCES USA, INC.,
A Delaware Corporation,

Plaintiff, vs.	AMENDED ANSWER, COUNTER-CLAIM and THIRD PARTY COMPLAINTS

GOLDEN EAGLE INTERNTIONAL, INC.,
a Colorado Corporation,

         Defendant.

GOLDEN EAGLE INTERNATIONAL, INC.,
a Colorado Corporation,

         Counterclaimant,

      vs.

QUEENSTAKE RESOURCES USA, INC.,
A Delaware Corporation,

         Counterclaim Defendant.

GOLDEN EAGLE INTERNATIONAL, INC.,
a Colorado Corporation,

         Third Party Plaintiff,

      vs.

FRANCOIS MARLAND, a resident of Switzerland,
JOHN DOES 1-10; QUEENSTAKE RESOURCES, LTD, a Canadian Corporation;
and YUKON-NEVADA GOLD CORP., a
Canadian Corporation

         Third Party Defendants.

        COMES NOW GOLDEN EAGLE INTERNATIONAL, INC. (hereafter “Golden Eagle”), Defendant, Counterclaimant and Third Party Plaintiff, by and through its counsel, and answers Plaintiff’s Complaint as follows:

FIRST DEFENSE

        Plaintiff’s claims fails to state a cause of action upon which relief can be granted.

SECOND DEFENSE

1.     The Defendant denies paragraphs to 2, 6, 9, 16, 17, 19, 21, 22, 23, 25, 27, and 30.

2.     The Defendant has insufficient information upon which to form a belief concerning the following paragraphs, and therefore denies them: 1, 3, 29 and 31.

3.     Answering paragraph 4, the Defendant admits that Queenstake entered into negotiations with Golden Eagle for the purposes and conditions stated there, among others, but denies that those negotiations were first entered into in October, 2008.

4.     Answering paragraph 5, the Defendant admits that a “Mill Operating Agreement” (hereafter “Agreement”) was signed, and that such document speaks for itself. The Defendant denies any representations in said paragraph inconsistent with the Agreement itself.

5.     Answering paragraph 7, the Defendant admits that the parties agreed to allow Golden Eagle to commence operating the Jerritt Canyon Mill, but deny that that occurred in or about April, 2009, and denies the rest of said paragraph.

6.     Answering paragraphs 8 and 15, the Defendant admits that it proceeded with operation of the Jerritt Canyon Mill, under terms and conditions to be determined by the court, and denies the rest of said paragraph.

7.     Answering paragraphs 10 and 11, the Defendant denies that it was obligated contractually, or otherwise, to oversee the installation of a system designed to reduce mercury emissions, but admits that after Plaintiff failed to pay the contractor AMS, and that contractor walked off the job within weeks of the system installation deadline, Defendant sought, in good faith, to work with Plaintiff to complete the installation in a timely manner, but only with the reasonable financial and other cooperation of the Plaintiff, which necessary cooperation did not materialize. This Defendant admits that the Nevada Division of Environmental Protection (NDEP) in Stop Order 2009-06 dated June 5, 2009 determined that Plaintiff had failed to meet its commitment to a timeline for the installation of the mercury emission control system established in the permission to restart the Jerritt Canyon mill on March 25, 2009, which may have been one of the considerations of the NDEP in ordering that the milling operation be shut down. The Defendant denies the rest of said paragraphs. See also paragraphs 71-75 in the Counterclaim, below.

8.     Answering paragraph 12, the Defendant admits that it has taken the position that certain terms of the Mill Operating Agreement are in effect, and denies the rest of said paragraph.

9.     Answering what would normally be paragraph 13, the Defendant states that no paragraph 13 exists in the Complaint and Request for Declaratory Judgment, which it has in its possession, and which appears to have been filed with the District Court, with paragraph 12 ending on page 3, line 24; and page 3, lines 25, 26, 27 and 28 being marked with slash marks as having no content; and paragraph 14 beginning on page 4, line 3 or 4.

10.     Answering paragraphs 14, 18, 24 and 28, the Defendant incorporates by reference it answers to preceding paragraphs as if fully restated here.

11.     Answering paragraphs 20 and 26, the Defendant admits that it owed duties as may be established by law and terms of any agreement, and denies any representations in said paragraph inconsistent therewith.

12.     Answering paragraph 32, this Defendant admits that it will assert that it has the right to remain on the property, by virtue of agreements with the Plaintiff. This Defendant denies that any position taken by this Defendant would result in the Defendant’s continuing to operate the Jerritt Canyon “Mine.” This Defendant denies that it has ever operated such “mine,” nor that the Defendant asserts any right to operate said “mine.”  This Defendant denies the rest of said paragraph.

13.     Answering paragraph 33, this Defendant admits that a justiciable controversy exists based upon present facts, and denies the rest of said paragraph. 14. This Defendant denies each and every allegation of Plaintiff’s Complaint which is not specifically admitted or otherwise pleaded to herein.

THIRD DEFENSE

        The Plaintiff at fault, which fault was a proximate cause of the damages complained of by Plaintiff.

FOURTH DEFENSE

        The incidents complained of were proximately caused by events over which the Defendant had no control or right of control.

FIFTH DEFENSE

        The incidents complained of were proximately caused by the acts or omissions of third parties over whom the Defendant had no control or right of control.

SIXTH DEFENSE

        The Plaintiff has unclean hands and therefore any equitable relief is barred.

SEVENTH DEFENSE

        The Plaintiff should be stopped from asserting its claims and estoppels serves as a bar.

EIGHTH DEFENSE

        The Plaintiff has waived rights it has to assert its claims.

NINTH DEFENSE

        The Plaintiff has committed a fraud, and therefore its claims should be barred.

TENTH DEFENSE

        The Defendant has breached no duties owed to the Plaintiff.

ELEVENTH DEFENSE

        The actions of the Plaintiff rendered the completion of duties of the Defendant impossible or impractical.

TWELFTH DEFENSE

        All contract provisions should be determined in the light most favorable to the non-drafting party.

THIRTEENTH DEFENSE

        The Defendant is entitled to offset, if any liability exists to the Plaintiff, which is denied.

FOURTEENTH DEFENSE

        The Plaintiff has failed to mitigate its damages, and to the extent it so failed, its claims are barred.

FIFTEENTH DEFENSE

        The Defendant is entitled to counterclaim as set out with specificity, below.

SIXTEENTH DEFENSE

        The Defendant states that it has or may have further and additional affirmative defenses, which are not yet known to the Defendant, but which may become known through future discovery. The Defendant asserts each and every affirmative defense as it may be ascertained through future discovery herein.

COUNTERCLAIM

        Comes now the Defendant and Counterclaimant, Golden Eagle, and counterclaims against the Plaintiff as follows:

PARTIES, JURISDICTION AND VENUE

1.     Counterclaimant Golden Eagle International, Inc., is a Colorado Corporation qualified to do business in the State of Nevada.

2.     Upon information and belief, Queenstake Resources USA, Inc. (“Queenstake USA”) is a corporation organized and operating under the laws of Delaware, and qualified to do business in the State of Nevada.

3.     This Court has jurisdiction pursuant to NRS 14.065. Further, the Plaintiff has consented to jurisdiction in Nevada pursuant to the operative agreement at issue in this dispute, and has submitted itself to the jurisdiction of the court by filing the Complaint at issue.

4.     Venue in this Court is proper pursuant to NRS 13.040, in that this matter arises out of a dispute over possession and operation of real property located in this county/judicial district, and regarding performance of a contract to be performed in this county and judicial district.

STATEMENT OF THE FACTS

Brief Relevant History of the Jerritt Canyon Mine and Mill

5.	In 1972, gold was discovered in the Jerritt Canyon District, situated approximately 50 miles north of the city of Elko, in Elko County.

6.	The Jerritt Canyon mine and mill (referred to hereafter as “Jerritt Canyon”) consists of two underground gold mines (the Smith and SSX underground mines) and a mill, which mill has been processing and pouring gold off and on since July 4, 1981.

7.	Queenstake USA, which is a wholly owned subsidiary of Queenstake Resources, Ltd. (“Queenstake Canada”), purchased the Jerritt Canyon mine and mill on or about June 25, 2003.

8.	Yukon-Nevada Gold Corp. (“Yukon”) purchased Queenstake Canada, thereby acquiring Queenstake USA and the Jerritt Canyon mill and mines, on June 20, 2007.

Jerritt Canyon Operational Problems

9.	The operation of the Jerritt Canyon mill is extremely complex and dangerous, involving extremely high-temperature roasters and dryers, caustic chemicals, extremely high-pressure air and fluid systems. Gold-bearing ore is processed through high-volume hauling, crushing, grinding, drying, roasting, leaching, carbon recovery and stripping, precision assaying, refining and shipping, in addition to extensive maintenance, invoicing and ordering of specialized replacement parts and supplies, as well as making capital improvements to various systems including emissions monitoring and control equipment, leaching tanks and ore storage facilities.

10.	Prior to 2008, the Nevada Division of Environmental Protection (NDEP) had issued multiple Stop Orders against Queenstake USA and the operation of the Jerritt Canyon mill for ongoing environmental violations and failures to comply with previous Orders, in addition to placing Queenstake USA under a series of requirements to operate in the future. Among the requirements in these Stop Orders, and other specified requirements, Queenstake USA was ordered to carry out certain major environmental projects.

11.	While Queenstake USA was permitted to commence operations prior to completion of requirements mentioned in the immediately preceding paragraph, on March 10, 2008, the NDEP issued a new Stop Order against Queenstake USA and the operation of the Jerritt Canyon mill due to Queenstake, USA’s failure to comply with the NDEP’s two previous Stop Orders.

12.	In April 2008, the NDEP allowed the Jerritt Canyon mill to recommence operation, but on the strict condition, and with the requirement, that certain environmental violations at Jerritt Canyon be corrected. Those requirements included, but were not limited to, the following:

a.	install and calibrate adequate continuous emissions monitoring (CEMS) systems on each roaster stack to monitor and record sulfur dioxide (SO2)emissions from the roasters at the Jerritt Canyon mill;

b.	install state-of-the-art calomel-based (Boliden-Norzinc) mercury emission control equipment to decrease the emissions of calomel (mercurous chloride Hg2 Cl2), and all forms of mercury, on each of the roasters at the Jerritt Canyon mill(1);

c.	perform an extensive Hydrological Study of seepage from the unlined tailings pond at the Jerritt Canyon mill into the surrounding ground water aquifers, including drilling new remedial and monitoring wells;

d.	Complete Wash Pond release evacuation and sampling;

e.	Complete construction of a heap leach drain-down system for the old heap leach stacking sites;

f.	Submit a revised work plan for seepage treatment systems for Rock Disposal Areas (RDAs), including a final design plan for reducing sulfate contamination of the ground water aquifers at the former Dash open pit mine RDA on the site;

g.	Complete construction of the approved south collection trench to prevent further seepage of contaminated water into the ground aquifers in the southern area;

h.	Begin implementation of hydrogeological investigation work plan, including drilling new remedial and monitoring wells;

i.	Stop the water source seepage at the Cooling Pond release area, or prevent it from flowing through contaminated soil;

(1)     This requirement resulted in part from environmental regulators and activists groups in Idaho, 50 miles to the north, claiming that many southern Idaho lakes and streams were contaminated as a result of Jerritt Canyon mill discharging in excess of 10,000 pounds of mercury per year for the past 20 years.

j.	Draw the TSF supernatant volume down to less than 250 million gallons;

k.	Submit the Final Permanent Closure Plan for the Duck Pond, including a design for a permanent collection system;

l.	carry out other required environmental projects and ongoing monitoring.

13.	When NDEP lifted its Stop Order in April 2008, and allowed the Jerritt Canyon mill to operate on the condition that the required environmental projects, above, were financed, initiated and carried out on a strict time line, the NDEP required that it be provided with progress reports addressing the compliance schedule.

14.	In providing these progress reports to the NDEP from April to August 2008, Queenstake USA engaged in deceptive reporting regarding their financing, initiation (ordering of crucial parts) and installation of the required environmental projects, as well as all other aspects of the requirements imposed by the NDEP when granting permission to operate the Jerritt Canyon mill in late April 2008.

15.	For example, in June of 2008, Queenstake USA, through a parent corporation, Yukon-Nevada Gold Corp. (“Yukon”)(2), represented to the NDEP that Yukon’s board of directors had approved a budget for Jerritt Canyon of approximately $100 million, a large portion of which was designated for required environmental projects. This budget and the identified projects were never funded, despite numerous representations to the contrary by Yukon and Queenstake USA’s upper management in Vancouver, B.C., Canada.

16.	More specifically, several briefings and reports were given by Graham Dickson, Queenstake USA’s CEO, as well as David Drips, Queenstake USA’s Vice President of Operations, to the NDEP in May, June and July of 2008 indicating that Queenstake USA had ordered critical component parts for the continuous emissions monitoring (CEMS) systems required to be installed on each roaster stack at the mill (See, paragraph 12(a) above) to monitor and record sulfur dioxide (SO2)emissions, as well as critical component parts for the installation of the state-of-the-art calomel-based (Boliden-Norzinc) mercury emission control equipment. Several of these components were custom pieces that required very long lead times for their design and manufacture, and Queenstake USA had notice as early as May 2008 that it would take the manufacturer until mid-2009 to provide the required parts for the mercury emission control equipment.

(2)     Queenstake USA is a wholly owned subsidiary of Queenstake Resources, Ltd., a Canadian corporation, which is a wholly owned subsidiary of Yukon. Each of these three companies has shared officers and directors.

17.	In fact, Queenstake USA had, at that time, not even ordered the components and made false and misleading representations to the NDEP for the purpose of delaying NDEP from taking adverse action against Queenstake USA and shutting down the Jerritt Canyon mill one more time, thereby cutting off Queenstake USA and its parent, Yukon, from raising additional funds on false premises.

18.	Finally, on July 30, 2008, Yukon’s Chief Financial Officer, Chris Oxner, in Vancouver informed Jerritt Canyon operations of Queenstake USA that no funds had been raised and that it had “no money whatsoever” to send to Queenstake USA for operations.

19.	Unable to pay its employees, on August 8, 2008, Queenstake USA fired 260 miners without paying earned wages, severance, or owed benefits. (3)

20.	In order to continue mining operations after wholesale layoffs, Queenstake USA’s parent, Yukon, announced the same day that it had contracted with contract miners, Small Mine Developers (“SMD”), to continue mining at Jerritt Canyon, knowing full well that it did not have any money for Jerritt Canyon operations.

21.	After only one week, Queenstake USA terminated its contract with SMD on August 15, 2008 and to the date of this Counter-Claim has not paid that company any of its pending contract fees.

22.	On August 14, 2008, due to Queenstake USA’s disorderly, precipitous and wholesale firing of its employees, the Jerritt Canyon mines and mill were shut down in a state of chaos that came dangerously close to producing a mass failure of the water control systems at the Jerritt Canyon mill tailings facilities that may have resulted in an environmental disaster, but fortunately only resulted in smaller, uncontrolled environmental releases.

(3) In addition to dismissing 260 underground miners on August 8, 2008, without final compensation or severance compensation, on August 14, 2008, Queenstake USA even more abruptly fired 175 administrative personnel and mill workers without notice. When local financial personnel at Jerritt Canyon attempted to prepare final paychecks and severance payments, they were told by Queenstake USA and Yukon’s CFO, Chris Oxner, in Vancouver that, despite the fact that he had $8.5 million in the bank, none of that would be made available for employees. Queenstake USA and Yukon’s CEO, Graham Dickson, specifically ordered that all prepared pay and severance checks be destroyed and not given out.

23.	In addition, few or none of the critical environmental projects required by the NDEP in April 2008 (set out above in Paragraph 12, above) so that Jerritt Canyon operations could continue, had even been financed or commenced.

24.	On or about August 18, 2008, Queenstake USA voluntarily filed the paperwork with the State of Nevada to shut down the mines and mill before the NDEP issued a new Stop Order against Queenstake USA shutting down Jerritt Canyon.

25.	On August 15, 2008, in a press release to the public, Queenstake USA’s parent, Yukon, announced that operations at the Jerritt Canyon mill were suspended due to the malfunction of a part of the drying circuit. While there was a malfunctioning fan, which would have taken approximately two days to repair, Queenstake USA’s parent, Yukon, failed to disclose to the public that Queenstake USA had fired all of its 435 employees and shut down both the mines and mill at Jerritt Canyon not because of a broken induction fan, but because Queenstake USA and Yukon had no money to continue operations and no prospect of receiving any money.

26.	From the moment that Yukon acquired Queenstake Canada in June of 2007, and thereby acquired the Jerritt Canyon mines and mill, Yukon and its wholly owned subsidiaries, Queenstake Canada and Queenstake USA, practiced a pattern of deceit and deceptive business practices to try to maintain their operations at Jerritt Canyon afloat. It has been discovered that by the time the Jerritt Canyon mill was shut down again on August 14, 2008, Queenstake USA owed over $12 million in delinquent obligations to vendors, service providers, contractors and employees.

27.	None of the press releases made to the public by Yukon, Queenstake USA’s parent corporation, during the period from the end of July 2008 through September 2008, or continuing thereafter, ever disclosed the actual precarious condition of the Jerritt Canyon operations, the state of Yukon and Queenstake USA’s finances, the fact that Queenstake USA had not really even begun any of the mandated environmental projects ordered by the NDEP in April of 2008, or the fact that Queenstake USA had not paid many of its providers and was so substantially in debt in an amount in excess of $12 million that the prospect for recovery was tenuous.

28.	On August 15, 2008, without employees to operate the mines and mill, Queenstake contacted Vezer Precision Industrial Constructors (“Vezer”) to subcontract required activities at Jerritt Canyon, including maintaining the systems, providing security and ensuring environmental compliance.

29.	Vezer responded immediately and entered into a contract with Queenstake USA for the maintenance, security and environmental compliance of Jerritt Canyon.

30.	Less than four weeks later, on September 9, 2008, Queenstake USA also gave notice to Vezer to quit the premises in one hour and to remove its equipment and personnel from the Jerritt Canyon property.

31.	It has been discovered that Vezer was and is still owed in excess of $445,000 for its services. This further example is consistent with Queenstake USA’s intentional and considered pattern of obtaining contract services and thereafter intentionally breaching such contracts for its own financial gain and benefit.

Queenstake USA’s Misuse of Ore Supplier Assets.

32.	From the later part of 2007 through August of 2008, Queenstake USA had a toll gold refining contract with Newmont Mining Corporation (“Newmont”) to process Newmont’s ore, levy a toll refining charge and pay Newmont the balance, with settlement to take place as gold bullion was shipped to Johnson-Matthey Refinery in Salt Lake City, Utah from the Jerritt Canyon operation.

33.	However, Queenstake USA kept and misappropriated to its corporate benefit, sales proceeds from Newmont’s gold for several months in 2008, including, but not limited to the production of 4,839 troy ounces of gold between June of 2008 and August of 2008, for an estimated gross sales value in excess of $4 million.

34.	When Newmont informally learned about the abrupt shutdown of the Jerritt Canyon mines and mill on August 15, 2008, it simultaneously learned about Queenstake USA’s misappropriation of Newmont’s gold sales proceeds, which provoked Newmont to immediately seize Queenstake USA’s bank accounts in Elko, Nevada, and block 6,452 troy ounces of gold held in Queenstake USA’s account at the Johnson-Matthey Refinery in Salt Lake City, Utah.

35.	The actions of Queenstake USA with respect to Newmont, mentioned above, is another example of the intentional and considered pattern of Queenstake USA in obtaining contract services and materials and then intentionally breaching such contracts for its own financial gain and benefit.

Negotiation for Services Agreement Between Queenstake USA and Golden Eagle

36.	Golden Eagle is in the business of exploring for mineral deposits, and operating mines and mills at various locations in North and South America.

37.	During the last days of August 2008, Golden Eagle’s Chief Operating Officer, (COO) Blane Wilson, was asked by NDEP if he could coordinate communications with Queenstake USA to coordinate possible solutions to the challenges faced by Queenstake USA resulting from its failures at Jerritt Canyon. Within hours of that request, Golden Eagle was also asked by Newmont to assist in getting the Jerritt Canyon mill operational again because Newmont had a substantial amount of gold-bearing ore sitting on the Jerritt Canyon ore pads.

38.	As a result of these inquiries, Golden Eagle and Queenstake USA commenced negotiating a contract for Golden Eagle to operate Jerritt Canyon for Queenstake USA, which led to communications between Graham Dickson, Queenstake USA’s and Yukon’s CEO, and Golden Eagle’s COO Wilson.

39.	On August 28, 2008 Queenstake USA’s parent, Yukon, announced that it had secured debt financing for $35 million and stated that the funds would be used “to complete a revised mine plan for the Jerritt Canyon Mine to resume operations and Queenstake USA’s processing facilities and for general working capital.”

40.	NDEP expressed that it would be inclined to conditionally lift the August 2008 Stop Order to allow Queenstake USA to resume gold ore processing at the Jerritt Canyon mill, if Golden Eagle were to take over operations, assure ongoing environmental compliance and assist Queenstake USA in bringing the Jerritt Canyon into environmental compliance with previously mandated environmental projects.

41.	In order to expedite Queenstake USA’s ability to resume milling operations, in early September 2008, Golden Eagle orally agreed with Queenstake USA to commence services at Jerritt Canyon, including maintenance, repair, capital improvement and environmental compliance for the mill systems, managing the mill’s vendors and accounts, as well as performing tasks to permit processing operations to resume.

42.	The parties agreed that Golden Eagle would receive an administrative fee of 20% of operation costs for these services during the negotiation and documentation of a formal written agreement.

43.	By September 9, 2008, Golden Eagle started performing services at Jerritt Canyon with a full-time staff of 18 on-site personnel. Golden Eagle operated under the oral agreement during the next five weeks while a written agreement was negotiated between the parties.

44.	During the negotiations of the written contract, Queenstake USA made several material misrepresentations to Golden Eagle or omitted to make material representations to Golden Eagle, which induced Golden Eagle to enter into the Mill Operating Agreement and to undertake the operations of the Jerritt Canyon mill, including, but not limited to, the following:

a.	All of the foregoing statements referred to above in various press releases regarding Queenstake USA’s status;

b.	Queenstake USA had capital funding through Yukon in the amount of $35,000,000;

c.	These funds were authorized for use upon reinstatement of processing operations at the Jerritt Canyon mill;

d.	These funds were designated for specific uses, including, but not limited to, repayment of accounts payable, reimbursements to ore suppliers previously not paid, labor costs and severances previously unpaid to employees, environmental systems improvements required by the NDEP, and other ongoing operational expenses;

e.	Upon reinstatement of processing operations, $500,000 was available for delivery to Golden Eagle as an operational bridge loan to cover accounts payable invoices processed before reimbursement by Queenstake USA;

f.	Queenstake USA projected profit sharing payments to Golden Eagle in the amount of $1,354,217 in 2008, $5,407,653 in 2009, $5,808,423 in 2010 and 2011, $5,837,651 in 2012, and $5,821,689 in 2013; and up to $2,294,854 per annum in administrative fees for a total projected payment of profits and fees to Golden Eagle over five years of approximately $40,000,000.00;

g.	Omitted to disclose that Queenstake USA had a commitment to pay in excess of $12,000,000 to its parent, Yukon, in reimbursement of flow-through investment funds diverted from Canadian investors during 2008;

h.	Omitted to disclose that Queenstake USA had a pattern and practice of terminating operational employees and multiple subcontractors performing the work anticipated by Golden Eagle no less than three times in the previous months and not paying to them all that was due.

i.	Omitted any full disclosure regarding Queenstake USA’s misappropriation of Newmont’s money or gold between June and August, 2008;

j.	Omitted to disclose that as a result of owing more than $12 million in vendor debt, and as a result of the termination of 435 employees during August 2008, Queenstake USA and Yukon no longer had any credit or respectability among the vendors, suppliers, consultants, former employees or contractors, and would therefore have to rely on Golden Eagle’s clean slate in northern Nevada to incur additional debt and commitments on which they would default;

k.	Omitted to disclose Queenstake USA’s prior misrepresentations to the NDEP regarding the status of environmental projects that NDEP had required of Queenstake USA in its April 2008 permission to operate the Jerritt Canyon mill;

l.	Omitted to disclose threatened litigation by the U.S. Department of Justice in early 2008, to which Queenstake USA had responded on June 26, 2008 unsatisfactorily, on behalf of the Federal Environmental Protection Agency, for numerous violations of the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§6901-6992k, with the threat of seeking penalties under the law of $37,500 per day for each violation of RCRA.

45.	These material representations were made or were omitted several times between September 9, 2008, and October 14, 2008, and on an ongoing basis through June 2009, by Graham Dickson, the CEO of Queenstake USA and its two parent corporations, Queenstake Canada and Yukon, to several Golden Eagle personnel, including its CEO, Terry Turner, and its COO, Blane Wilson, with the intention that Golden Eagle would rely on the misrepresentations and omissions.

46.	Many of these misrepresentations that were restated and verified by Mr. Dickson, and the material omissions withheld, were on behalf of Queenstake USA in repeated presentations to the NDEP of a business proposal model for operations of Jerritt Canyon to convince the NDEP of the soundness of its operational plan in order to get the NDEP’s approval to resume operations.

47.	Additionally, Mr. Dickson issued press releases on behalf of Queenstake USA and/or Yukon confirming the availability of financing required for mining and milling operations.

48.	In reliance on these misrepresentations and facts which did not give regard to material matters omitted, as well as without knowledge of the specific omissions withheld by Queenstake USA, Golden Eagle continued to negotiate and ultimately entered into a written Mill Operating Agreement (the “Agreement”) with Queenstake USA on October 14, 2008. A copy of the Agreement is attached hereto as Exhibit “A.” Golden Eagle did not at this time know of the falseness of the misrepresentations, the omissions to state material facts, or the existence of the material misrepresentations made to it by Queenstake USA and its principals and agents. Golden Eagle also did not know of, and was not informed of Queenstake USA’s track record of breached agreements and significant liabilities to persons and companies with which Queenstake USA had contracted.

Key Terms of the Agreement

49.	The Agreement (See, Exhibit “A”) contemplated, in part, Golden Eagle operating the Jerritt Canyon mill under the following terms:

a.	Golden Eagle would have possession and quiet enjoyment of the Jerritt Canyon mill, and perform enumerated operational services “associated with recommencing operations of, and operating” the mill (Paragraphs 3.1, 4.1 Part 8, Part 9, Part 15, Part 16 and Paragraph 20.2 of the Agreement);

b.	Operator (Golden Eagle) would be entitled to an Administrative Fee of 20% of all operating costs prior to the recommencement of the Jerritt Canyon mill (Paragraph 2.1);

c.	Queenstake USA would pay to Golden Eagle all allowable costs within 15 days of invoicing, as well as a cost-plus administrative fee consisting of 8% of those costs, 20% of net profits, together with additional compensation incentives, and appropriate bonuses as described (Part 5);

d.	The Agreement would last for a 5-year term (Paragraph 4.2).

50.	Based upon these Agreement terms and the representations of Queenstake USA, Golden Eagle relied upon, to its detriment, projected profit sharing payments to Golden Eagle in the amount of $1,354,217 in 2008, $5,407,653 in 2009, $5,808,423 in 2010 and 2011, $5,837,651 in 2012, and $5,821,689 in 2013; and up to $2,294,854 per annum in administrative fees for a total projected payment of profits and fees to Golden Eagle over five years of approximately $40,000,000.00.

51.	Additionally, Golden Eagle executed and delivered an Unsecured Promissory Note in the amount of $500,000, payable to Queenstake USA. However, the loan proceeds were never delivered to Golden Eagle.

52.	The parties were unaware of the exact timing for receiving NDEP approval for commencing milling operations, but in October, 2008, anticipated a very short window, consisting of a matter of days based on Queenstake USA’s representations.

53.	Accordingly, while the Agreement was conditioned upon NDEP approval to restart milling (and Queenstake USA’s receipt of financing available upon such approval), and while neither party had any obligations to perform under the Agreement until such time (except for Queenstake USA’s obligation to pay Golden Eagle’s pre-operating costs and fees pursuant to Paragraph 2.1 of the Agreement), both parties proceeded to perform their respective obligations under the Agreement prior to the conditions being satisfied.

Conduct of the Parties Between Agreement Execution and Beginning of Milling Operations

54.	In reliance on Queenstake USA’s representations, and the demands of the tasks set out in the written Agreement, Golden Eagle employed between 18 and 82 employees from October of 2008 through June 10, 2009 to work in maintenance, repairs, capital improvements, operational environmental compliance and finally production from April 1, 2009 through June 10, 2009.

55.	The hoped-for early approval to recommence milling operations did not materialize, and Golden Eagle worked for more than seven months with the relevant regulatory entities to obtain permission to restart the milling operations.

56.	During this five-month period, Queenstake USA continued to make the misrepresentations and omissions listed in paragraphs 44 through 47 above, both directly to Golden Eagle (including both Mr. Turner and Mr. Wilson), as well as to the NDEP and to the public generally through its press releases.

57.	In continued reliance upon these misrepresentations and omissions, Golden Eagle spent five additional months after entering into the Agreement working to get approval from the NDEP to re-commence milling operations at Jerritt Canyon. In connection with this work, Golden Eagle incurred significant expenses in payments or commitments made to vendors that were submitted to Queenstake USA for agreed-upon reimbursement or direct payment pursuant to the Agreement. As of this date, the known amount of obligations incurred by Golden Eagle on behalf of Queenstake USA that has not been reimbursed by Queenstake USA is $1,487,416.73, which amount increases on a regular basis. In addition, as of this date, the known amount of administrative fees invoiced to Queenstake and unpaid to Golden Eagle is $743,601.66.

58.	Nevertheless, Queenstake USA also continued a fraudulent and deceptive practice of soliciting providers, suppliers and contractors to directly send their invoices to Yukon, Queenstake USA’s parent, so that Golden Eagle would not be able to invoice Queenstake USA for administrative fees owed pursuant to the Agreement.

59.	All of the work set out above was done pursuant to and in compliance with the obligations imposed upon Golden Eagle under the terms of the Agreement. While the parties periodically addressed the concept that they were operating under the pre-condition status of the Agreement (Paragraph 2.1 of the Agreement) the conduct of the parties tracked the respective rights and obligations set forth in the Agreement with the following exceptions:

a.	Queenstake USA refused to release the $500,000 loan funds to Golden Eagle;

b.	Golden Eagle continued to invoice Queenstake a 20% administrative fee consistent with the pre-operative terms of the Agreement;

c.	Towards the end of this seven-month period Queenstake USA stopped making certain reimbursement payments on some of the vendor invoices that had been incurred by Golden Eagle.

60.	In addition, Queenstake USA continued its fraudulent and deceptive pattern by soliciting providers, suppliers and contractors to directly send their invoices to Yukon, Queenstake USA’s parent, so that Golden Eagle would not be able to invoice Queenstake USA for administrative fees owed pursuant to the Agreement.

Conditional Grant of NDEP Permission to Restart Milling Operations

61.     On March 25, 2009 the NDEP granted its permission for Queenstake USA to re-commence milling operations at the Jerritt Canyon mill, with the clear understanding and representation that Golden Eagle would be the mill operator.

62.	This permission was conditioned upon Queenstake USA taking certain environmental compliance actions, including installing a proposed state-of-the-art mercury emissions control system by May 30, 2009.

63.	On the date permission to restart mill operations was granted, Mr. Dickson on behalf of Queenstake USA again reiterated the representation to Golden Eagle and in the local press through a reporter that Queenstake USA had the financing “in place” to “restart the mill.”

64.	Golden Eagle, in continued reliance on these and prior representations, and the Agreement, and not knowing of material matters which Queenstake USA omitted disclosing, immediately commenced preparing the facility to process ore and caused the facility to be operational within days.

65.	Notwithstanding having commenced milling operations, Queenstake USA continued to refuse to fund the $500,000 loan under the Unsecured Promissory Note executed by Golden Eagle as part of the Agreement. Moreover, Queenstake began to withhold a large volume of both vendor invoice reimbursements and administrative fee invoices payable to Golden Eagle.

66.	Due to Queenstake USA’s failure or refusal to pay its contractor that was installing Queenstake USA’s mercury emission control system, the installation contractor walked off the Jerritt Canyon mill site in late April 2009 for lack of payment and failure of Queenstake USA to meet repeated financial commitments.

67.	Queenstake USA requested that Golden Eagle assist it in finishing the project and Golden Eagle’s personnel promptly prepared the specifications and purchase orders for all of the necessary parts for the mercury emissions control system and sent them to Queenstake USA by the third week in April 2009, in time to have the NDEP-required mercury emissions control system up and running by the NDEP’s required May 30, 2009 deadline.

68.	Queenstake USA failed or deliberately refused to provide the funds necessary to order the required parts until it became too late to complete the required mercury emission control system installation by the May 30, 2009, deadline. As a result of Queenstake USA’s actions, some crucial parts could not even be ordered, despite having purchase orders prepared more than a month before, until after the NDEP deadline.

69.	Queenstake USA claimed to not have funds available to purchase the necessary equipment.

70.	Notwithstanding Queenstake USA’s allegations to the contrary, Golden Eagle performed its obligations under the Agreement.

71.	To the extent Queenstake USA has alleged that Golden Eagle did not meet production schedules and goals, it was Queenstake USA that had so damaged the reputation of Jerritt Canyon by not paying suppliers and vendors that Golden Eagle had to repair relationships and make extraordinary arrangements for coal, soda ash, propane and other critical supplies that were fundamental to the mill’s functioning.

72.	Moreover, allegations by Queenstake USA that Golden Eagle manipulated production numbers was merely a response to Queenstake USA’s directions to Golden Eagle.

73.	At the end of May 2009, as Golden Eagle was preparing the monthly report of tons processed and from which ore piles on the Jerritt Canyon mill ore pads the processed ore had resulted, Queenstake USA and Yukon’s CEO Graham Dickson requested that the 49,000 tons listed as processed from the “Newmont pile” be reduced to 6,200 tons.

74.	When Golden Eagle inquired about the manipulation of the tons and the purpose, Queenstake USA’s CEO admitted that he needed the money that would result from the sale of the gold produced from the Newmont tons, but that he had made arrangements with Newmont to make it up to Newmont later.

75.	The dollar value difference between the gold produced from 49,000 tons and 6,200 tons is approximately $3.8 million in gross sales.

Queenstake USA Terminates Golden Eagle

76.	On June 10, 2009, Golden Eagle received a notice allegedly terminating an oral agreement between Queenstake USA and Golden Eagle to operate the Jerritt Canyon mill. Golden Eagle was provided three hours to vacate the property.

77.	Queenstake USA monitored the Golden Eagle employees to ensure compliance with the demand to vacate Jerritt Canyon. Thereafter, Golden Eagle personnel were not permitted by Queenstake USA’s security personnel to reenter the property to recover personal effects without questioning and a security escort.

78.	As of this date, Golden Eagle has incurred $1,487,416.73 in expenses on behalf of Queenstake USA and for the benefit of Queenstake USA paid or committed to vendors for which Queenstake USA has failed to reimburse Golden Eagle. In addition, Queenstake USA owes Golden Eagle $743,601.66 for unpaid administrative fees pursuant to the Agreement.

79.	Queenstake USA also owes Golden Eagle for loss of profits and other benefits of the bargain between Queenstake USA and Golden Eagle.

FIRST CAUSE OF ACTION
(Breach of Contract)

80.     The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

81.    As alleged above, the Agreement constitutes a valid and enforceable contract entered into between the Plaintiff and the Defendant/Counterclaimant.

82.     In the alternative, the Plaintiff and the Defendant/Counterclaimant entered into a valid and enforceable oral contract on the terms as set forth above.

83.     The Defendant and Counterclaimant fully performed all of its obligations under said contract, or was legally excused from performing such obligations.

84.     The actions of the Plaintiff, mentioned above, constitute a breach of contract, whether that contract is oral, the written Agreement, or oral which includes all of the terms of the written Agreement.

85.    As a result of the Plaintiff and Counterclaimant’s breach of the Agreement, the Defendant/Counterclaimant has been damaged and is entitled to damages in an amount in excess of TEN THOUSAND DOLLARS ($10,000.00).

86.     Said breach by Plaintiff and Counter Defendant was committed with fraud or malice, express or implied, and Defendant and Counterclaimant Golden Eagle is entitled to recover special, exemplary and punitive damages three times the amount of compensatory damages.

SECOND CAUSE OF ACTION
(Breach of the Covenant of Good Faith and Fair Dealing)

87.     The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

88.    Inherent in any contract in Nevada is a duty, covenant and obligation of the parties to deal with one another with respect to the contract in good faith and with fair dealing.

89.     The actions of the Plaintiff, mentioned above, including but not limited to (i) making numerous fraudulent misrepresentations and omissions for the purpose of inducing Golden Eagle to commence work, enter into the Agreement, and continue work; (ii) failing to deliver the $500,000.00 loan proceeds contemplated for Golden Eagle’s operation on behalf of Queenstake USA; (iii) instructing vendors to directly invoice Queenstake USA in an attempt to avoid disclosure of costs subject to Golden Eagle’s administrative fee; (iv) setting up and subsequently blaming Golden Eagle for Queenstake USA’s failure to meet Queenstake USA’s obligations to the NDEP as a pretext for termination of the Agreement, and (v) terminating Golden Eagle’s operation of the mill in furtherance of Queenstake USA’s pattern of behavior; were performed with malice, intending to injure Golden Eagle or with conscious disregard of the rights of Golden Eagle, and demonstrate a serious and intentional breach of the covenant of good faith and fair dealing in contract between Queenstake USA and Golden Eagle.

90.     As a result of the Plaintiff and Counterclaimant’s breach of the covenant of good faith and fair dealing, the Defendant/Counterclaimant has been damaged and is entitled to damages in an amount in excess of TEN THOUSAND DOLLARS ($10,000.00), and entitled to additional special, exemplary and punitive damages.

THIRD CAUSE OF ACTION
(Unjust Enrichment)

91.     The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

92.    In the event that it is determined by the Court that no contract existed between the parties, the existence of which contract would deny to the Counterclaimant a right of recovery for unjust enrichment, then the Plaintiff and Counterclaim Defendant has been unjustly enriched by the actions of the Counterclaimant, by payments and financial commitments made by the Counterclaimant, and by benefits conferred upon the Plaintiff and Counterclaim Defendant by the Counterclaimant for which no just compensation has been received.

93.     The Plaintiff and Counterclaim Defendant was aware of, and appreciated the benefits conferred by, the Counterclaimant.

94.    The Plaintiff and Counterclaim Defendant accepted and retained such benefits, and lured the Counterclaimant into providing additional benefits, which were likewise accepted and retained.

95.     As a result of such benefits conferred upon the Plaintiff and Counterclaim Defendant, the Plaintiff and Counterclaim Defendant would be unjustly enriched, and it would be inequitable, if it were to be able to retain such benefits without paying reasonable value and compensation therefor, and the Counterclaimant would be damaged as a result.

96.    Therefore, the Counterclaimant is entitled to recover from the Counterclaim Defendant, the reasonable value of the benefits conferred upon the Counterclaim Defendant.

97.     As a result of the Plaintiff and Counterclaimant’s unjust enrichment, the Defendant/Counterclaimant has been damaged and is entitled to damages in an amount in excess of TEN THOUSAND DOLLARS ($10,000.00).

FOURTH CAUSE OF ACTION
(Fraud)

98.     The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

99.     The Plaintiff and Counterclaim Defendant made false and misleading representations, omissions and misrepresentations to the Counterclaimant, as specifically mentioned above, including, but not limited to, in paragraphs 44 through 47, as well as other such misrepresentations and omissions.

100.     The Plaintiff and Counterclaim Defendant made such representations and omitted to make material representations with the intention to induce the Counterclaimant to (i) commence operations at Jerritt Canyon; (ii) enter into the Agreement; (iii) continue to act on Queenstake USA’s behalf in getting the mill operational, and (iv) commencing operation of the Jerritt Canyon mill, and incurring costs and obligations in performing these and other services on the half of the Plaintiff and Counterclaim Defendant set forth above as indicated in the contract or Agreement between the parties.

101.     The Plaintiff and Counterclaim Defendant knew that such representations were false, and/or believed them to be, and/or had insufficient information or basis for making such affirmative misrepresentations, and had no intentions of complying with such representations when made.

102.     The Counterclaimant relied upon such representations in (i) commencing operations at Jerritt Canyon; (ii) entering into the Agreement; (iii) continuing to act on Queenstake USA’s behalf in getting the mill operational, and (iv) commencing operation of the Jerritt Canyon mill, and incurring costs and obligations in performing these and other services on the half of the Plaintiff and Counterclaim Defendant, which has resulted in damages to Counterclaimant, and such reliance was reasonable and justifiable under the circumstances.

103.     As a result of the Plaintiff and Counterclaimant’s fraudulent representations and omissions, the Defendant/Counterclaimant has been damaged and is entitled to damages in an amount in excess of TEN THOUSAND DOLLARS ($10,000.00).

104.    Said fraud by Plaintiff and Counterclaim Defendant was committed with malice, express or implied, and Defendant and Counterclaimant Golden Eagle is entitled to recover special, exemplary and punitive damages three times the amount of compensatory damages.

FIFTH CAUSE OF ACTION
(Declaratory Relief)

105.	The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

106.	The Defendant and Counterclaimant entered into an agreement or agreements with the Plaintiff and Counterclaim Defendant.

107.	Pursuant to statute and case law with respect to declaratory relief and declaratory judgment, this honorable Court should declare the rights and obligations of the parties under such agreement or agreements.

SIXTH CAUSE OF ACTION
(Mandamus)

108.	The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

109.	The rights and obligations of the parties are clearly set out in the agreements between the parties.

110.	As a result of the conduct of the Plaintiff and Counterclaim Defendant, the Counterclaimant will be irreparably harmed if it is not able to complete the terms of the contracts and agreements between the parties.

111.	As only one example of that irreparable injury, this Counterclaimant will be irreparably harmed in the eyes of the Nevada Department of Environmental Protection (NDEP), if it is not allowed to return to the Jerritt Canyon mill to complete the construction of processes which would provide protections to the environment, which the Counterclaimant was contracted to complete, but was obstructed from accomplishing by the Plaintiff and Counterclaim Defendant. In addition, the Counterclaimant owns another mill in Nevada located 25 miles northwest of Eureka, Nevada, which it is attempting to bring online in the not too distant future, and which will require concurrence by the NDEP. The Plaintiff and Counterclaim Defendant has asserted that the failure to complete the processes mentioned above at the Jerritt Canyon mill, is the fault of the Counterclaimant, which is a misrepresentation. The Plaintiff and Counterclaim Defendant should be ordered to allow the Counterclaimant back on-site, to complete those processes required by the NDEP, at the cost of the Plaintiff and Counterclaim Defendant. The harm to the Counterclaimant if not allowed to complete the operations would be irreparable, including irreparable damage to its reputation with the NDEP, which could not be compensated by money damages, and for which money damages would be an inadequate remedy.

112.	Plaintiff and Counter Defendant’s termination of Defendant and Counterclaimant, Golden Eagle, which at the time of termination had 82 full-time employees working at the Jerritt Canyon mill, leaves Defendant and Counterclaimant responsible for more than $2 million in the unpaid bills incurred on Plaintiff and Counter Defendant’s behalf, of vendors, suppliers, service providers, contractors and employees, will impede Golden Eagle’s ability to obtain materials and services in furtherance of its other operations, and may result in Defendant and Counterclaimant having to file bankruptcy, which will cause irreparable harm to Defendant and Counterclaimant, its reputation and its ability to ever conduct business, and which cannot be compensated for by money damages.

113.	Considering the actions of the parties to date, and the claims made in this counterclaim, it is likely that the Defendant and Counterclaimant will prevail on the merits.

114.	Consistent with NRS 42.001 regarding exemplary and punitive damages, Plaintiff and Counter Defendant, Queenstake USA, has committed acts against Defendant and Counterclaimant, Golden Eagle, of oppression, fraud or malice, express or implied, and Defendant and Counterclaimant Golden Eagle is entitled to recover exemplary and punitive damages three times the amount of compensatory damages.

SEVENTH CAUSE OF ACTION
(Forcible Entry)

115.	The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

116.	On or about September 9, 2008, Queenstake USA delivered possession of Jerritt Canyon to Golden Eagle.

117.	As set forth in the Agreement, possession was delivered of the Premises, as that term is defined in the Agreement, constituting the gold milling facilities, tailings facilities, a laboratory and related facilities at the Jerritt Canyon Milling Facilities located on the land identified in the Agreement.

118.	Golden Eagle was entitled to lawfully possess the Premises, and was entitled to quiet enjoyment thereof.

119.	By the acts alleged herein, Queenstake USA is guilty of a forcible entry, pursuant to NRS 40.230, having turned Golden Eagle out by force, threats or menacing conduct without just cause.

120.	As a result of the Plaintiff and Counterclaimant’s forcible entry, the Defendant/Counterclaimant has been damaged and is entitled to damages in an amount in excess of TEN THOUSAND DOLLARS ($10,000.00).

121.	Golden Eagle is entitled to obtain a writ of restitution, as well as a temporary writ of restitution during the pendency of this action.

122.	Pursuant to NRS 40.360, Golden Eagle is entitled to recover treble damages on all damages assessed.

EIGHTH CAUSE OF ACTION
(Forcible Detainer)

123.	The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

124.	On or about September 9, 2008, Queenstake USA delivered possession of Jerritt Canyon to Golden Eagle.

125.	As set forth in the Agreement, possession was delivered of the Premises, as that term is defined in the Agreement, constituting the gold milling facilities, tailings facilities, a laboratory and related facilities at the Jerritt Canyon Milling Facilities located on the land identified in the Agreement.

126.	Golden Eagle was entitled to lawfully possess the Premises, and was entitled to quiet enjoyment thereof.

127.	By the acts alleged herein, Queenstake USA is guilty of a forcible detainer, pursuant to NRS 40.240, having unlawfully held and keeping possession of the Premises by force, or by menace, or threats of violence without just cause.

128.	As a result of the Plaintiff and Counterclaimant’s forcible detainer, the Defendant/Counterclaimant has been damaged and is entitled to damages in an amount in excess of TEN THOUSAND DOLLARS ($10,000.00).

129.	Golden Eagle is entitled to obtain a writ of restitution, as well as a temporary writ of restitution during the pendency of this action.

130.	Pursuant to NRS 40.360, Golden Eagle is entitled to recover treble damages on all damages assessed.

NINTH CAUSE OF ACTION
(Lien Foreclosure)

131.	The Defendant and Counterclaimant hereby incorporates all prior paragraphs, as if fully restated here.

132.	When Counterclaim Defendants failed to pay as provided by the Agreement, Golden Eagle, in order to secure its claim, has perfected a mechanic/materialmen’s lien upon the property at Jerritt Canyon, more particularly described in Exhibit “C” attached, by complying with the statutory procedure set forth in NRS 108.221 through NRS 108.246, inclusive, by:

A.	Delivering to the reputed owner of the real property, Queenstake Resources, USA, Inc. and/or Yukon-Nevada Gold Corp., by certified or registered mail, notice of labors and material to be supplied to the site, although some of the lien is for labor which does not require such notice.

B.	Recording a Notice of Mechanics/Materialman’s Lien in the Official Records of Elko County Recorder, State of Nevada, on July 15, 2009, in the Official Records of the Elko County Recorders Office, as document number 615404; a copy of such recorded Notice of Mechanics/Materialman’s Lien is attached hereto as Exhibit “C”, and is incorporated herein by reference. C. Serving on Queenstake Resources, USA, Inc. and/or Yukon-Nevada Gold Corp. as the owner of the property who contracted with Golden Eagle, by certified or registered mail with the Notice of Mechanics/Materialman’s Lien on July 15, 2009 and July 16, 2009, and not more than 30 days after the document which has been attached as Exhibit “C” had been recorded in the Official Records of Elko County Recorder, State of Nevada.

133.	When Counterclaim Defendants failed to pay as provided by the Agreement, Golden Eagle, in order to secure its claim, has also perfected a mill lien upon the property at Jerritt Canyon, more particularly described in Exhibit “D” attached, by complying with the statutory procedure set forth in NRS 108.221 through NRS 108.246, inclusive, by:

A.	Delivered to the reputed owner of the real property, Queenstake Resources, USA, Inc. and/or Yukon-Nevada Gold Corp., by certified or registered mail, notice of labors and material to be supplied to the mill, although some of the lien is for labor which does not require such notice.

B.	Recording a Notice of Mill Lien in the Official Records of Elko County Recorder, State of Nevada, on July 15, 2009, in the Official Records of the Elko County Recorders Office, as document number 615405; a copy of such recorded Notice of Mill Lien is attached hereto as Exhibit “D”, and is incorporated herein by reference. C. Serving on Queenstake Resources, USA, Inc. and/or Yukon-Nevada Gold Corp. as the owner of the property who contracted with Golden Eagle, by certified or registered mail with the Notice of Mill Lien on July 15, 2009 and July 16, 2009, and not more than 30 days after the document which has been attached as Exhibit “D” had been recorded in the Official Records of Elko County Recorder, State of Nevada.

134.     Counterclaimant instituted this action to foreclose the lien within the statutory 6 month period.

135.     Notwithstanding demand having been made on Counterclaim Defendants, they have failed and refused to pay the contract sums to the Counterclaimant; as a result Counterclaimant has been damaged in the sum of $459,452.54 pursuant to the mechanics/materialmans’ lien and the sum of $848,360.70 pursuance to the mill lien.

136.     Defendants are obligated to pay interest at the legal rate as authorized by NRS 108.237 from the time the contract price is found to be due until paid and pursuant to NRS 17.130 from the date of service of this Complaint until paid.

137.    Counterclaimant is also entitled to its attorney’s fees and costs of suit to foreclose the liens, costs of preparing, perfecting and recording the liens.

138.     Counterclaimant is entitled to foreclose the liens now against the real property commonly known as Jerritt Canyon, and more particularly described in Exhibits “C” and “D”, attached hereto and incorporated herein by reference.

THIRD PARTY COMPLAINT AGAINST FRANCOIS MARLAND, YUKON-NEVADA GOLD CORP., AND DOES 1-10

        Comes now the Defendant and Third Party Plaintiff, Golden Eagle, and counterclaims against the Third Party Defendants Francois Marland, Yukon-Nevada Gold Corp., and Does 1 through 10, as follows:

    1.        Third Party Plaintiff, Golden Eagle, hereby incorporates by reference all prior paragraphs in the Counterclaim as if fully restated here.

    2.        Francois Marland (“Marland”) is a French citizen and investor residing in Switzerland.

    3.        Sometime after the October 14, 2008 execution of the Agreement mentioned above, Marland became interested in investing in Queenstake USA and/or Yukon and their affiliates.

    4.        At the time he expressed interest in so investing, Queenstake USA was in need of operating capital, notwithstanding its representations to Golden Eagle that $30 million was available to it for operations as soon as the mill was in operation, and that portions thereof would be used in good faith execution of the terms of the Agreement.

    5.        Queenstake USA began insinuating in December 2008 that it was interested in merging with, or otherwise acquiring, Golden Eagle because Queenstake USA’s parent, Yukon, had an investor, Marland, who represented other investors and entities (“John Does 1-10”), who was dissatisfied with the Mill Operating Agreement (the “Agreement”) that made Golden Eagle the operator of the Jerritt Canyon mill. Marland’s contention was that the contract was too lucrative and paid Golden Eagle too much of Queenstake USA’s profits.

    6.        On April 5, 2009, Golden Eagle’s CEO, Terry Turner, traveled with representatives of two Golden Eagle shareholders, to Jerritt Canyon’s mill administration building to meet with Graham Dickson, Queenstake USA and Yukon’s CEO; Robert Baldock, at the time Marland’s technical advisor (Mr. Baldock was named to the Board of Directors of Queenstake USA’s parent, Yukon, on April 17, 2009), Marland, and Blane Wilson, Golden Eagle’s COO.

    7.        During the April 5, 2009 meeting, Queenstake USA and Yukon’s representatives offered to merge with Golden Eagle on terms that were not acceptable to Golden Eagle.

    8.        Several times during the meeting, Marland threatened that if Golden Eagle did not agree to merge on his terms or he would demand that Yukon’s board order Queenstake USA to breach the Agreement.

    9.        Subsequently, on May 11, 2009 Marland flew to Denver, Colorado to meet with the same two representatives of Golden Eagle shareholders that had been in the April 5, 2009 meeting.

    10.        Marland told these two shareholder representatives that he was “in control” of Yukon, Queenstake USA’s parent, and that he was “going to fire Graham Dickson as CEO” because “he is an imbecile and insane for giving away so much to Golden Eagle in the operating contract.”

    11.        On May 22, 2009, as predicted by Marland, Mr. Dickson was removed as President and Chief Executive Officer (CEO) of Queenstake USA and Yukon, Queenstake USA’s parent, and replaced by Marland’s confidant, Robert Baldock.

    12.        On June 7, 2009 Mr. Baldock joined a conference call with the two representatives of Golden Eagle’s shareholders, wherein Baldock threatened that if Golden Eagle refused to be acquired on the terms that he was laying out in the call, and give up its Mill Operating Agreement, by the following morning, Monday, June 8, 2009, then Marland would not invest another dollar in Yukon, and therefore, in the Jerritt Canyon project and the project would go bankrupt. Baldock stated that other investors might be interested in investing in Yukon and Jerritt Canyon, but that they were blocked because Marland controlled their ability to invest because he held cheap exercisable warrants for Yukon common stock that he would not exercise until Golden Eagle, and its operating Agreement, were eliminated. The Golden Eagle shareholders’ representatives stated that their shareholders did not control Golden Eagle, that they did not believe that the offer would be acceptable to any Golden Eagle shareholder and that in any event nothing could be done by the following morning. Queenstake USA, apparently in serious need of operating capital, succumbed to the demands of Francois Marland, and breached the Agreement, and all other agreements with Third-Party Plaintiff Golden Eagle, and any and all attendant covenants of good faith and fair dealing.

    13.        Upon information and belief, Francois Marland acted at all times referred to herein, for himself and as an agent of others whose names are currently unknown, but who have been designated herein as John Does 1-10. Upon information and belief those other unknown persons concurred in and encouraged the actions of Francois Marland in intentionally interfering with the Agreement. Upon further discovery if the information and belief turns out to be correct, the names of those persons or entities will be added to this Third Party Complaint.

CAUSE OF ACTION

(Intentional Interference with Contractual Relations against Francois Marland)

14.	The Third-Party Plaintiff hereby incorporates all prior paragraphs in the Counterclaim, as if fully restated here.

15.	Valid contracts or agreements existed between the Defendant, Golden Eagle and the Plaintiff, Queenstake USA.

16.	The Third-Party Defendant, Francois Marland, had actual knowledge of those contracts or agreements, and the relationships between the Defendant, Golden Eagle and the Plaintiff, Queenstake USA.

    17.        The acts of the Third-Party Defendant, Francois Marland, mentioned above, were intentional acts intended and designed to disrupt the contractual relationship between the Defendant, Golden Eagle and the Plaintiff, Queenstake USA.

    18.        The acts of the Third-Party Defendant, Francois Marland, caused Queenstake USA’s breach of the contractual relationship between the defendant, Golden Eagle, and the Plaintiff, Queenstake USA, which breach was an intentional interference by improper means.

    19.        The Defendant and Third-Party Plaintiff, Golden Eagle, has been damaged by the actions of the Third-Party Defendant, Marland.

    20.        As a result of the above conduct, the Third-Party Defendant, Marland, has intentionally interfered with contractual relations, and is liable to the Third-Party Plaintiff therefor, in an amount to be proven at trial, but in no event less than the full amount of the compensation which would have come to the Third-Party Plaintiff, had the contracts or agreements been fulfilled.

    21.        Consistent with NRS 42.001 regarding exemplary and punitive damages, Third-Party Defendant, Francois Marland, has committed acts against Third-Party Plaintiff, Golden Eagle, of oppression, fraud or malice, express or implied, and Third-Party Plaintiff, Golden Eagle, is entitled to recover exemplary and punitive damages three times the amount of compensatory damages.

CAUSE OF ACTION
(Intentional Interference with Contractual Relations against

Yukon-Nevada Gold Corp.)

    22.       The Third-Party Plaintiff hereby incorporates all prior paragraphs in the Counterclaim, as if fully restated here.

    23.        Valid contracts or agreements existed between the Defendant, Golden Eagle and the Plaintiff, Queenstake USA.

    24.        The Third-Party Defendant, Yukon-Nevada Gold Corp. (“Yukon”), had actual knowledge of those contracts or agreements, and all of the relationships between the Defendant, Golden Eagle and the Plaintiff, Queenstake USA.

    25.        The acts of the Third-Party Defendant, Yukon, mentioned above, were intentional acts intended and designed to disrupt the contractual relationship between the Defendant, Golden Eagle and the Plaintiff, Queenstake USA.

    26.        The acts of the Third-Party Defendant, Yukon, caused Queenstake USA’s breach of the contractual relationship between the defendant, Golden Eagle, and the Plaintiff, Queenstake USA, which breach was and intentional interference by improper means.

    27.        The Defendant and Third-Party Plaintiff, Golden Eagle, has been damaged by the actions of the Third-Party Defendant, Yukon.

    28.        As a result of the above conduct, the Third-Party Defendant, Yukon, has intentionally interfered with contractual relations, and is liable to the Third-Party Plaintiff therefor, in an amount to be proven at trial, but in no event less than the full amount of the compensation which would have come to the Third-Party Plaintiff, had the contracts or agreements been fulfilled.

    29.        Consistent with NRS 42.001 regarding exemplary and punitive damages, Third-Party Defendant, Yukon, has committed acts against Third-Party Plaintiff, Golden Eagle, of oppression, fraud or malice, express or implied, and Third-Party Plaintiff, Golden Eagle, is entitled to recover exemplary and punitive damages three times the amount of compensatory damages.

THIRD PARTY COMPLAINT AGAINST QUEENSTAKE RESOURCES, LTD.

Comes now the Defendant and Third Party Plaintiff, Golden Eagle, and counterclaims against the Third Party Defendant
Queenstake Resources, Ltd., as follows:

1.	The Third-Party Plaintiff, Golden Eagle, hereby incorporates all prior paragraphs in the Counterclaim, as if fully restatedhere.

2.	Queenstake Resources, Ltd. (“Queenstake Canada”) is a Canadian Corporation that wholly owns Plaintiff and Counterclaim Defendant, Queenstake Resources, USA, Inc. 3. As a part of the negotiations for the Agreement mentioned above, and any related contracts, and as a part of those agreements, Queenstake Resources Ltd., a Canadian corporation, provided to Golden Eagle, an independent and unconditional guarantee, as Guarantor, which Guaranty was attached to the Agreement as SCHEDULE 6 (see a copy hereof attached hereto as Exhibit “B”), which Guaranty provides in part, as follows:

i.	In order to induce the Operator [Golden Eagle] to enter into the Agreement [Contract] and to perform its obligations thereunder, and to accept the Company’s [Queenstake USA’s] promise to perform its obligations thereunder, the Guarantor hereby unconditionally guarantees to the Operator the due and punctual performance and payment, and not just the collectability of any and all amounts due and owing to the Operator pursuant to the Agreement, of all of the Company’s [Queenstake USA’s] obligations under the Agreement and all amounts due and owing to the operator pursuant thereto when such performance or payment is due, whether at maturity, by acceleration or otherwise, all at the times and places and at the rate described and otherwise according to the Agreement. The guarantor hereby unconditionally guarantees to the Operator the punctual and faithful performance by the Company [Queenstake USA] of all duties, agreements and obligations of the Company [Queenstake USA] contained in the Agreement. Without limiting the generality of the foregoing, Guarantor is aware of all the provisions contained in the Agreement... (Exhibit “B,” para. 2).

ii.	This Guaranty Agreement is irrevocable, unconditional and an absolute guaranty of payment and performance independent of the obligations of the Company [Queenstake USA]. (Exhibit “B,” para. 3).

iii.	The Guarantor shall pay all costs of the Operator, whether suit is brought or not (including reasonable attorneys fees and all costs of suit, whether in courts of original jurisdiction, or ... other legal proceedings), in case the unpaid principal sum of the Agreement, or any payment or sums due under the Agreement or under this Guaranty Agreement is not paid when due. (Exhibit “B,” para. 8.(b))

iv.	The Guarantor hereby irrevocably submits to the jurisdiction of any state or federal court sitting in or encompassing the state of Nevada in any action or proceeding brought to enforce or otherwise arising out of or relating to this Guaranty Agreement and hereby waives any claim that such form is an inconvenient forum (Exhibit “B,” para. 8.(e).

v.	This Guaranty Agreement shall be a continuing guaranty and shall be binding upon the Guarantor regardless of how long before or after the date hereof any liability was or is incurred. (Exhibit “B,” para. 10)

4.	As provided in the Counterclaim, above, Queenstake USA has failed and/or refused to pay many obligations due and owing to Third-Party Plaintiff, Golden Eagle, the sum of which shall be proven at trial, but which include and encompass those items mentioned in the Counterclaim above.

5.	The above-mentioned Guaranty, was executed on or about October 14, 2008, and is an independent, unconditional guaranty of all of the terms of the Agreement, which terms were stated to be known to the Guarantor, and which were unconditional in nature and not subject to any prerequisite limitation in time, event or otherwise.

6.	The terms of the Contract, which were independently and unconditionally guaranteed as of October 14, 2008, by the Guarantor, include any and all terms and obligations, of the Company (Queenstake USA) stated in the Agreement.

CAUSE OF ACTION
(Guarantee Obligations of Queenstake, Ltd)

    7.        The Third-Party Plaintiff hereby incorporates all prior paragraphs in the Counterclaim, as if fully restated here including, but not limited to, those paragraphs specifically relating to the third-party claims against Francois Marland set out above.

    8.        Having provided the Guaranty mentioned in paragraphs 3(i) through (v), above, the Third-Party Plaintiff is entitled to recover from the Guarantor, the Third-Party Defendant, all monies owed to Golden Eagle under the Agreement and all monies which would have been paid to Golden Eagle under the Agreement.

    9.        As a result of the foregoing regarding Third-Party Defendant’s Guarantee, Third-Party Plaintiff, Golden Eagle, should be awarded a judgment in an amount to be proven at trial.

    10.        Consistent with NRS 42.001 regarding exemplary and punitive damages, Third-Party Defendant, Queenstake Resources, Ltd. (Canada), has guaranteed to compensate Third-Party Plaintiff, Golden Eagle, for any and all acts arising from the conduct of Plaintiff and Counter Defendant, Queenstake Resources USA, Inc., including acts of oppression, fraud or malice, express or implied, and Third-Party Plaintiff, Golden Eagle, is entitled to recover exemplary and punitive damages three times the amount of compensatory damages.

PRAYER FOR RELIEF AS TO ALL CLAIMS

        WHEREFORE, Defendant, Counterclaimant and Third-Party Plaintiff, Golden Eagle International, Inc., prays for judgment against Plaintiff and Counter Defendant, Queenstake Resources USA, Inc., Third-Party Defendants Francois Marland, Yukon-Nevada Gold Corp., Does 1 through 10, and Queenstake Resources, Ltd. (Canada), as follows:

1.      For special, compensatory and general damages in an amount in excess of TEN THOUSAND DOLLARS ($10,000.00).

2.     For an award of exemplary and punitive damages consistent with NRS 42.001 through NRS 42.030 of three times the amount of compensatory damages.

3.       For a Declaratory Judgment stating that the Agreement between the parties is and was valid.

4.      For Writ of Mandamus ordering that Defendant, Counterclaimant and Third-Party Plaintiff be restored to the Jerritt Canyon mill site and be allowed to continue to honor its contractual commitments pursuant to the Agreement, or any and all contracts and agreements between the parties, and the mutual covenants of good faith and fair dealing between the parties.

5.      For an Injunction consistent with the Writ of Mandamus preventing Plaintiff and Counterclaim Defendant from taking any action inconsistent with this Court’s Writ of Mandamus, or good faith and fair dealings between the parties.

6.       For a writ of restitution, a temporary writ of restitution, and treble damages pursuant to NRS 40.215 et seq.

7.      For reasonable attorneys’ fees, costs of court; and

8.       For such other proper and further relief as this Court deems just and proper.

DATED this ______ day of July, 2009.

TORVINEN & TORVINEN
Attorneys for Defendant, Counterclaimant
& Third-Party Plaintiff, Golden Eagle International, Inc.
225 Silver St., Suite 105
Elko, NV 89801-3654

By: ________________________

      BARBARA I. TORVINEN
Nevada Bar No.

KIRTON & MCCONKIE, P.C.
Attorneys for Defendant, Counterclaimant
& Third-Party Plaintiff, Golden Eagle International, Inc.
1800 Eagle Gate Tower
60 East South Temple
Salt Lake City, UT 84111

By: ________________________

      ROBERT R. WALLACE
Utah Bar No. 3366
CHRISTOPHER S. HILL
Utah Bar No. 9931
4830-4199-9363.1

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